Exhibit 10.1

RELEASE AND WAIVER AGREEMENT

CONCERNING MY SEPARATION FROM EMPLOYMENT

1.	I, Allen J. Cizner, who resides at 50 E. Bellevue #2102, Chicago, IL 60611, have agreed to accept a Separation Benefit, upon my separation from employment with PECO II, Inc. (the Company).

2.	I understand that, upon my signature, and that of a representative of the Company, this Agreement between the Company and me will govern the terms of my separation. I understand I will be paid through May 2, 2003 (the “Effective Date”). In addition, I understand that my responsibilities with the Company will terminate as of April 25, 2003, however, I will be available to provide technical assistance as requested by the CEO for an additional five working days as PECO II, Inc. deems necessary.

3.	I will receive all salary earned and accrued through the Effective Date of my separation which includes all unused earned vacation pay for the calendar year 2003 to which I may be entitled and which shall be paid on or before May 9, 2003. I have been given a Dell computer and a printer. I understand that the Company is providing the Separation Benefit as a special benefit to me, in return for this Agreement. I understand that the Separation Benefit is over and above what I would normally receive upon separation.

4.	I understand that the Separation Benefit provided under this Agreement shall be:

a.	A gross payment equivalent to 12 weeks of pay ($51,923.03), which shall be paid upon the full execution of this Agreement.

5.	I understand that my receipt of the Separation Benefit in no way affects any right I may have to receive continued medical coverage under COBRA (the Consolidated Omnibus Budget Reconciliation Act). I further understand that the complete terms of my release and waiver agreement, and all the terms of my separation are contained in this single Agreement. I am relying on no information or representation concerning my separation, other than the terms set out in this Agreement.

6.	In consideration of the Separation Benefit, I waive and release any right that I may have to bring any claim, to litigate, or seek settlement, damages or liabilities regarding; (1) my employment with the Company or any other entity affiliated with the Company; (2) termination of employment; (3) the Company’s offer of and my acceptance of the Separation Benefit (my “Waiver”) and; (4) violation of any federal, state or local law, regulation, order or other requirement of law, breach of contract, commission of a civil wrong or otherwise by the Company, provided, however, that my waiver shall not waive and release the Company from any claims, damages or liability arising under this Agreement.

7.	My Waiver shall apply to the Company, any parent corporation of the Company, their respective affiliates, successors, and assigns, and all of their past and present employees, officers, agents, shareholders and directors, as well as all administrators, service providers, and fiduciaries (as the term fiduciary is defined under the Employee Retirement Income Security Act of 1974, as amended (ERISA), of any employee benefit plan sponsored by such persons. None of these parties admits any liability or responsibility of any sort in connection with any matter described in this Agreement.

8.	The Company hereby waives and releases me from any claims, action, suits, damages, in connection with my association with the Company other than a claim or action arising under this Agreement.

9.	My position with the company and especially during the time period when I have been President/CEO may have exposed me to potential personal claims, litigation or actions. As a consideration for my execution of this agreement the Company agrees that it will defend and indemnify me from any such actions, claims or litigation including necessary and reasonable legal expenses incurred. Upon receipt of notice of such claims, actions or litigation notices I will immediately provide copies to the Company which will provide a defense of the same. This indemnification agreement shall include any award of damages which may be granted against me personally arising out of my responsibilities during my employment with the company.

10.	I realize there are many laws and regulations prohibiting employment discrimination or otherwise regulating employment or claims related to employment pursuant to which I may have rights or claims. My Waiver includes, but is not limited to claims arising under federal, state, or local laws prohibiting employment discrimination on the basis of age, race, color, national origin, gender, religion, disability, or veteran status, including but not limited to claims arising under; (1) Title VII of the Civil Rights Act of 1964, as amended, including the Equal Employment Opportunity Act of 1972; (2) the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); (3) the Americans with Disabilities Act of 1990; (4) the National Labor Relations Act, as amended; (5) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (6) the Civil Rights Act of 1991; (7) the Worker Adjustment and Retraining Notification Act of 1988; (8) the Family and Medical Leave Act; (9) 42 U.S.C. Section 1981; (10) the Older Workers Benefit Protection Act of 1990; as amended; and (11) the Ohio Civil Rights Statute. My Waiver extends to all such claims, even if I do not currently know or believe that a claim exists. I intend to waive and release any rights I may have under these and other laws, and under laws of contract and tort, but I do not intend to waive nor am I waiving (A) any rights or claims that may arise under the ADEA after the date that I sign this Agreement or (B) any claim that I may have under ERISA to a vested pension benefit or (C) applicable workers compensation and unemployment benefit laws.

11.	I understand that the Company will provide me with twenty-one (21) calendar days to consider this Agreement, beginning with the date that I first received this Agreement. During these twenty-one (21) days, I may consider whether or not to accept the Separation Benefit and to enter into this Agreement. I understand that although I may sign this Agreement before the twenty-one (21) calendar days have elapsed, that I am under no obligation to do so.

12.	I understand that after signing this Agreement, and dating it as of my signature date, I shall have an additional seven (7) calendar days within which to revoke both this signed Agreement and my agreement to accept the Separation Benefit. I understand that my acceptance of, and the Company’s obligation to provide the Separation Benefit shall therefore not become effective or enforceable until this seven (7) calendar day period has passed. If I revoke this Agreement within this seven (7) calendar day period, I will give notice in writing to the Company, which I may do by mail and by fax, to the attention of Larry Schleeter, Vice President of Human Resources.

13.	I reaffirm my agreement to comply with all prior agreements with, rules and policies of, the Company concerning proprietary, confidential and/or trade secret information of the Company. I will hold all of the Company’s confidential information in strictest secrecy and confidence. I will not directly or indirectly, take, use or disclose (or enable anyone else to take, use or disclose) any of the Company’s confidential information. The terms of this Agreement shall be deemed to be confidential between the parties hereto except when obligated by law. The confidential agreement shall be binding upon me for a term of 12 consecutive months from the effective date of this agreement.

The Company’s confidential information includes all trade secrets, proprietary and other information that was disclosed to or acquired by me during my employment that related to the business of the Company and is not generally available to the public, or generally known to the Company’s competitors. Confidential information includes without limitation; customer lists, requirements for products and related customer information; suppliers identities and products; bid and pricing information and product discount information pertaining to original equipment and spare parts. Confidential information also includes any techniques, processes, or combinations thereof, compilations of information, records and specifications utilized or owned by the Company, development, marketing, business methods, strategies, policies or business opportunities, except that the provisions of this paragraph 13 shall not apply to Delta Electronics, Inc. of Taiwan ROC and B and W of Oberhausen, Germany, notwithstanding if such activity is undertaken on behalf of PECO II, Inc. or arises out of PECO II, Inc. – Delta – B and W negotiations.

14.	I understand the Company advises me to consult with an attorney, before I sign this Agreement.

15.	I acknowledge I have read this Agreement and that I have had an opportunity to question Company benefits personnel concerning the Separation Benefit that I will receive, following my separation. I acknowledge that my decision to sign this Agreement is voluntary, and has been made without duress or coercion. I understand the financial and legal implications of my Waiver and my entering into this Agreement.

16.	This Agreement shall be deemed to have been made within, and shall be interpreted, construed and enforced in accordance with the laws for the State of Ohio. This Agreement and my Waiver are binding upon me, my successors, heirs and assigns.

17.	If one or more of the provisions or terms of this Agreement shall be ruled unenforceable, the Company may elect to enforce the remainder of this Agreement. Conversely if any terms of this agreement are violated or breached by me the Company may elect to enforce the remainder of this Agreement.

18.	“Company” as used herein shall mean PECO II, Inc., any parent corporation of the Company, their respective affiliate, successors and assigns.

19.	There shall be no press releases in connection with my separation from the Company or announcements regarding my association with the Company without my prior opportunity to review and approve. In the event of the inability to reach an agreement relative to any such releases or public information, I acknowledge and agree that a statement for public release which is ultimately approved by James Green as President and CEO of PECO II, Inc. will be the final authority thereon.

Signed by the parties on the dates indicated below.

Allen J. Cizner	/S/ ALLEN J. CIZNER
Print Name – Allen J. Cizner	Signature

May 5, 2003
Date of Signature

State of Illinois	:
	:	SS
County of Cook	:

On this 5th day of May, before me, personally came Allen J. Cizner, known to me to be the individual described in, and who executed the foregoing Release and Waiver and duly acknowledged to me he executed the same.

In witness whereof, I hereunto set my hand and official seal.

/S/ ALLAN H. HAMMERMAN
Notary Public

PECO II, Inc.

E. Richard Hottenroth	By:	/S/ E. RICHARD HOTTENROTH
Print Name – Richard Hottenroth		Signature

Chairman of Compensation Committee
Title of Officer

May 6, 2003
Date Accepted